Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
SECOND QUARTER FISCAL 2014 RESULTS

Second quarter revenue decreased 0.7 percent, to $1.38 billion

Adjusted EBITDA increased 24.2 percent, to $153.8 million

Adjusted Diluted Earnings per Share increased by 20.5 percent, to $0.47 per share

Quarterly dividend and special dividend declared - payable on November 29, 2013

McLean, Virginia; October 30, 2013 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton, Inc., today announced preliminary results for the second quarter of fiscal 2014 with revenue slightly lower and earnings showing strong growth over the prior year period. Booz Allen also reported total backlog of $11.65 billion as of September 30, 2013. Booz Allen’s fiscal year runs from April 1 to March 31, with the second quarter of fiscal 2014 ending September 30, 2013.

Revenue in the second quarter of fiscal 2014 was $1.38 billion, compared with $1.39 billion in the prior year period, a decrease of 0.7 percent. In the second quarter of fiscal 2014, net income increased to $67.8 million from $46.1 million in the prior year period, and Adjusted Net Income increased to $70.1 million from $55.7 million in the prior year period. Diluted earnings per share (EPS) was $0.45 for the second quarter of fiscal 2014, compared with $0.27 in the prior year period; Adjusted Diluted Earnings per Share was $0.47 for the current quarter, compared with $0.39 in the prior year period.

The Company authorized and declared both a regular quarterly cash dividend of $0.10 per share, and a special cash dividend of $1.00 per share, each payable on November 29, 2013, to stockholders of record on November 11, 2013.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said, “Clients, employees, and shareholders can count on Booz Allen to deliver results and fulfill its commitments, even when external forces are difficult and unpredictable.  We proved that again with our second quarter fiscal 2014 performance - maintaining revenue close to last year’s level, and delivering another consecutive quarter of strong bottom line results. We’ve been successful in balancing demand and capacity, responding with a very high level of staff productivity and managing our indirect costs to allow investment in critical capabilities and provide continued flexibility in the second half of our fiscal year.

“We had a successful proposal season, with particularly strong results across our defense and health businesses.  We won large multi-million dollar procurements from the US Army, Navy, and Air Force and the Department of Defense Commands, and from many civilian and intelligence agency clients, toward the end of the government fiscal year. When the government shutdown hit in October, we were able to maintain Booz Allen’s client support at approximately 90 percent of pre-shutdown levels. Furthermore, the financial flexibility we built through strong performance and efficiency initiatives in the first half of fiscal 2014 enabled us to support our people whose client tasks were stopped by the shutdown, enabling them to work on administrative tasks when they were unable to do billable work.

“Going forward, we are continuing to invest in our Strategic Innovation Group and other high-potential areas, and we believe we are well positioned to manage our business in these turbulent times,” Shrader said.

Financial Review

Second Quarter Fiscal 2014 - Below is a summary of Booz Allen’s results for the fiscal 2014 second quarter and the key factors driving those results:

•
Booz Allen’s 0.7 percent decrease in revenue in the second quarter of fiscal 2014 compared with the prior year period was primarily the result of a reduction in billable hours due to modestly lower demand in an uncertain federal budget environment, and the impact of a lower ratio of indirect costs to direct labor on cost reimbursable contracts compared to the prior year period. Revenue from acquisitions of approximately $68.2 million during the quarter ended September 30, 2013, helped to minimize the impact of these factors.

•
In the second quarter of fiscal 2014, operating income increased to $135.7 million from $102.0 million in the prior year period, and Adjusted Operating Income increased to $137.8 million from $109.3 million in the prior year period. The improvement in operating income and Adjusted Operating Income was driven by the continued effective deployment of Booz Allen’s consulting staff and disciplined management of our indirect costs.

•
In the second quarter of fiscal 2014, net income increased to $67.8 million from $46.1 million in the prior year period, and Adjusted Net Income increased to $70.1 million from $55.7 million in the prior year period. Adjusted EBITDA increased 24.2 percent to $153.8 million in the second quarter of fiscal 2014, compared with $123.8 million in the prior year period. The increases in net income, Adjusted Net Income and Adjusted EBITDA were driven by the same factors as the improvement in Adjusted Operating Income and operating income.

•
In the second quarter of fiscal 2014, diluted EPS increased to $0.45 from $0.27 in the prior year period; Adjusted Diluted EPS increased to $0.47 from $0.39 in the prior year period. These metrics were driven by the same factors as operating income and Adjusted Operating Income.

•
In the second quarter, the company amended its credit agreement dated July 31, 2012. With no increase in borrowing, the amendment included a reduction in the interest rate and amendments to other terms of the agreement which provide greater operational and financial flexibility. The incremental interest savings during our fiscal 2014 will be largely offset by transaction related expenses.

Funded backlog as of September 30, 2013 was $3.22 billion, compared with $3.52 billion as of September 30, 2012. Booz Allen’s total backlog, as of September 30, 2013, was $11.65 billion, compared with $12.45 billion as of September 30, 2012. The quarter’s backlog numbers reflect the current contracting environment in which a greater percentage of awards include shorter periods of performance and the Government’s continued practice of funding in smaller increments.

First Half Fiscal 2014 - Booz Allen’s cumulative performance for the first and second quarters of fiscal 2014, driven by the same factors discussed above, has resulted in:

•	Revenue of $2.81 billion for the first half of fiscal 2014, compared with $2.82 billion for the prior year period, a decrease of 0.5 percent;

•	Net income for the first half of fiscal 2014 of $138.1 million, compared with $108.1 million for the first half of fiscal 2013;

•	Adjusted Net Income for the first half of fiscal 2014 of $143.3 million compared with $121.7 million in the prior year period;

•	Adjusted EBITDA for the first half of fiscal 2014 of $311.9 million compared with $259.5 million in the first half of fiscal 2013; and

•	Diluted EPS of $0.93 and Adjusted Diluted EPS of $0.97 for the first half of fiscal 2014, compared with $0.69 and $0.85, respectively, for the first half of fiscal 2013.

Net cash provided by operating activities for the first half of fiscal 2014 was $139.6 million compared with $389.7 million in the prior year period. Free cash flow in the first half of fiscal 2014 was $132.9 million, compared with $375.4 million in the prior year period which had benefitted from exceptionally strong cash collections.

Financial Outlook

Given the bottom line results we have achieved in our first half, we are reaffirming our previous earnings guidance for fiscal 2014, which calls for diluted EPS in the range of $1.47 to $1.57, and Adjusted Diluted EPS in the range of $1.55 to $1.65.  Given the continuing uncertainty in federal budget planning and the impact of the Government shutdown in October of 2013, we are revising revenue guidance, which previously anticipated a low single digit decline in revenue for Fiscal 2014, and now anticipates a 3% to 5% decline in revenue for Fiscal 2014. Our overall outlook reflects our current assessment of the impact of the government shutdown that ended on October 16, 2013, and our expectation that sequestration will remain in effect at least through the end of our fiscal year 2014, which ends on March 31, 2014.  Additionally, this guidance does not include any provision for a possible shutdown when the current continuing resolution expires on January 15, 2014, or failure to craft a long-term solution in place of the temporary increase to the U.S. government’s ability to incur indebtedness in excess of its current limits, which expires February 7, 2014, because we cannot estimate either the probability or duration of either event.

These EPS estimates are based on fiscal year 2014 estimated average diluted shares outstanding of approximately 149.0 million shares.

Conference Call Information

Booz Allen Hamilton will host a conference call at 7:30 a.m. EDT on Wednesday, October 30, 2013, to discuss the financial results for its Second Quarter of Fiscal Year 2014 (ending September 30, 2013).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 (International: (253) 237-1151). The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on October 30, 2013, and continuing for 30 days.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 23,000 people, and had revenue of $5.76 billion for the 12 months ended March 31, 2013.

CONTACT:
Media Relations - James Fisher 703-377-7595; Marie Lerch 703-902-5559
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2014 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012), which have reduced and delayed and may further reduce or delay contract awards or funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to delays in the completion of the U.S. government's budgeting process, the effects of the recently ended U.S. government shutdown and uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s budget and ability to incur indebtedness in excess of its current limits prior to January 15, 2014 and February 7, 2014, the dates on which legislation relating to the U.S. government’s budget and debt limit, respectively, expire, and the use of continuing resolutions by the U.S. government to fund its operations or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, delays resulting from the recently ended U.S. government shutdown and uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s budget and ability to incur indebtedness in excess of its current limits; any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 23, 2013.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2013	2012	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$1,378,020	$1,387,650	$2,805,711	$2,820,074
Operating costs and expenses:
Cost of revenue	685,138	702,066	1,386,610	1,429,436
Billable expenses	365,632	353,444	763,520	731,904
General and administrative expenses	173,481	212,498	344,809	405,853
Depreciation and amortization	18,102	17,613	36,432	36,116
Total operating costs and expenses	1,242,353	1,285,621	2,531,371	2,603,309
Operating income	135,667	102,029	274,340	216,765
Interest expense	(20,175)	(17,811)	(40,887)	(29,057)
Other, net	(1,694)	(7,343)	(1,640)	(7,826)
Income before income taxes	113,798	76,875	231,813	179,882
Income tax expense	45,985	30,759	93,687	71,821
Net income	$67,813	$46,116	$138,126	$108,061
Earnings per common share:
Basic	$0.48	$0.29	$0.98	$0.75
Diluted	$0.45	$0.27	$0.93	$0.69

Dividends declared per share	$0.10	$6.59	$0.20	$8.18

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

	September 30,	March 31,
(Amounts in thousands, except share and per share data)	2013	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$427,223	$350,384
Accounts receivable, net of allowance	968,440	1,029,586
Prepaid expenses and other current assets	68,346	44,382
Total current assets	1,464,009	1,424,352
Property and equipment, net of accumulated depreciation	143,885	166,570
Intangible assets, net of accumulated amortization	228,325	236,220
Goodwill	1,276,724	1,277,369
Other long-term assets	71,576	73,017
Total assets	$3,184,519	$3,177,528
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$64,625	$55,562
Accounts payable and other accrued expenses	465,710	451,065
Accrued compensation and benefits	319,351	385,433
Other current liabilities	26,276	72,586
Total current liabilities	875,962	964,646
Long-term debt, net of current portion	1,625,441	1,659,611
Other long-term liabilities	292,981	326,478
Total liabilities	2,794,384	2,950,735
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 142,819,474 shares at September 30, 2013 and 136,457,444 shares at March 31, 2013; outstanding, 142,249,189 shares at September 30, 2013 and 136,051,601 shares at March 31, 2013	1,428	1,364
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 958,470 shares at September 30, 2013 and 1,451,600 shares at March 31, 2013	10	15
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 969,276 shares at September 30, 2013 and 1,224,319 shares at March 31, 2013	10	12
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 4,424,814 shares at September 30, 2013 and 7,478,522 shares at March 31, 2013	13	22
Treasury stock, at cost — 570,285 shares at September 30, 2013 and 405,843 shares at March 31, 2013	(9,302)	(6,444)
Additional paid-in capital	175,516	120,836
Retained earnings	234,714	124,775
Accumulated other comprehensive loss	(12,254)	(13,787)
Total stockholders’ equity	390,135	226,793

Total liabilities and stockholders’ equity	$3,184,519	$3,177,528

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2013	2012

Cash flows from operating activities
Net income	$138,126	$108,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,432	36,116
Stock-based compensation expense	9,341	14,367
Excess tax benefits from the exercise of stock options	(34,940)	(16,305)
Amortization of debt issuance costs and loss on extinguishment	7,151	13,197
Loss on dispositions and impairments	675	956
Changes in assets and liabilities:
Accounts receivable	58,605	237,668
Prepaid expenses and other current assets	8,345	(2,066)
Other long-term assets	(1,345)	5,549
Accrued compensation and benefits	(49,954)	(21,616)
Accounts payable and other accrued expenses	16,585	1,144
Accrued interest	23	4,075
Other current liabilities	(46,332)	6,488
Other long-term liabilities	(3,103)	2,114
Net cash provided by operating activities	139,609	389,748

Cash flows from investing activities
Purchase price adjustment	3,563	—
Purchases of property and equipment	(6,718)	(14,375)
Net cash used in investing activities	(3,155)	(14,375)

Cash flows from financing activities
Net proceeds from issuance of common stock	2,536	3,359
Stock option exercises	11,335	5,784
Excess tax benefits from the exercise of stock options	34,940	16,305
Repurchases of common stock	(2,858)	(849)
Cash dividends paid	(28,188)	(1,097,773)
Dividend equivalents paid to option holders	(47,908)	(37,731)
Debt issuance costs	(6,223)	(29,607)
Repayment of debt	(23,249)	(970,000)
Proceeds from debt issuance	—	1,739,750
Net cash used in financing activities	(59,615)	(370,762)

Net increase in cash and cash equivalents	76,839	4,611
Cash and cash equivalents — beginning of period	350,384	484,368
Cash and cash equivalents — end of period	$427,223	$488,979

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$32,502	$17,622
Income taxes	$116,907	$65,732

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$135,667	$102,029	$274,340	$216,765
Certain stock-based compensation expense (a)	—	1,465	1,094	3,858
Amortization of intangible assets (b)	2,112	3,126	4,225	6,259
Transaction expenses (c)	—	2,725	—	2,725
Adjusted Operating Income	$137,779	$109,345	$279,659	$229,607
EBITDA & Adjusted EBITDA
Net income	$67,813	$46,116	$138,126	$108,061
Income tax expense	45,985	30,759	93,687	71,821
Interest and other, net	21,869	25,154	42,527	36,883
Depreciation and amortization	18,102	17,613	36,432	36,116
EBITDA	153,769	119,642	310,772	252,881
Certain stock-based compensation expense (a)	—	1,465	1,094	3,858
Transaction expenses (c)	—	$2,725	—	2,725
Adjusted EBITDA	$153,769	$123,832	$311,866	$259,464
Adjusted Net Income
Net income	$67,813	$46,116	$138,126	$108,061
Certain stock-based compensation expense (a)	—	1,465	1,094	3,858
Transaction expenses (c)	—	2,725	—	2,725
Amortization of intangible assets (b)	2,112	3,126	—	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,705	8,628	3,355	9,826
Adjustments for tax effect (d)	(1,527)	(6,378)	(3,470)	(9,068)
Adjusted Net Income	$70,103	$55,682	$143,330	$121,661
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	148,505,826	144,249,162	147,257,574	143,648,477
Adjusted Net Income Per Diluted Share (e)	$0.47	$0.39	$0.97	$0.85
Free Cash Flow
Net cash provided by operating activities	$65,762	$315,705	$139,609	$389,748
Less: Purchases of property and equipment	(4,288)	(10,406)	(6,718)	(14,375)
Free Cash Flow	$61,474	$305,299	$132,891	$375,373

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects debt refinancing costs incurred in connection with the recapitalization transaction consummated on July 31, 2012.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $642,000 and $1.2 million of net earnings for the three and six months ended September 30, 2013, respectively, and approximately $7.6 million and $8.9 million of net earnings for the three and six months ended September 30, 2012, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Backlog Data

	As of September 30,
(Amounts in millions)	2013	2012
Backlog (1)
Funded	$3,220	$3,516
Unfunded (2)	2,758	2,785
Priced Options (3)	5,673	6,147
Total Backlog	$11,651	$12,448

(1)	Backlog presented in the above table includes backlog from Booz Allen Engineering Services (BES). Total backlog from BES is approximately $826 million as of September 30, 2013.

(2)
Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.

(3)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of September 30,
	2013	2012
Book-to-Bill *	1.6	2.6

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

Revised Backlog

During the three months ended September 30, 2013 the Company identified certain errors in the compilation of Unfunded and Priced Options backlog associated with BES. The following table summarizes the revised backlog of the Company, including the correction of the backlog of BES, since the quarter of the Company's acquisition of BES effective November 30, 2012:

	As of December 31, 2012		As of March 31, 2013		As of June 30, 2013
(Amounts in millions)	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Backlog
Funded	$3,152	$3,152	$2,509	$2,509	$2,192	$2,192
Unfunded	3,614	3,367	3,056	2,799	2,942	2,584
Priced Options	6,156	6,157	6,265	6,227	6,138	6,080
Total Backlog	$12,922	$12,676	$11,830	$11,535	$11,272	$10,856

Book-to-Bill	0.2	0.2	0.3	0.3	0.6	0.5

Exhibit 6
Booz Allen Hamilton Holding Corporation
Operating Data

	As of September 30,
	2013	2012
Headcount
Total Headcount	23,168	23,963
Consulting Staff Headcount	20,935	21,556

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (1)	55%	57%	55%	57%
Time-and-Materials	29%	29%	30%	29%
Fixed-Price (2)	16%	14%	15%	14%

(1)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(2)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Days Sales Outstanding *	66	57

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.